Exhibit 10.18


                                  [LETTERHEAD]

                        Southern Accessories Today, Inc.
                          "The Total Accessory Source"

To: GuildMaster

     Southern Accessories Today, Inc. hereby agrees to sublease to you approximately 600 square feet of showroom space located on the twelfth floor of the Atlanta Merchandise Mart, being known as Space 12A1 at the Atlanta Merchandise Mart, Atianta, Georgia (the "Premises") to be used by you, only as showroom space, for the term commencing June 1, 1998, and continuing until terminated pursuant to Paragraph 7, at a monthly rate of $750.00. The current Monthly rent amount is subject to an adjustment each year effective January 1st, of 3%. By accepting this lease you further agree as follows:

     1. That the monthly rent due each month is to be mailed to arrive in our Corporate Office on the 1st business day of each month.

     2. You agree to tender to us, or the builder or supplier, within 10 days of your receipt of a statement therefore, an amount equal to 50% of the expenses in initially fixturing and thereafter maintaining the area in our space in which you have the right to display your products. All expenses for fixturing are discussed for approval in advance.

     (b) You agree to tender to us, within fourteen (14) days of your receipt of our notice, a contribution towards the cost of Market Hospitality during two major Market held in January and July and two smaller markets held in March and September at the Atlanta Merchandise Mart each year. This amount is subject to review and adjustment each year. You will be notified of the exact amount due prior to each market This amount is not to exceed 5650.00 for the first year of this Agreement

     3. Not to make nor permit to be made any alteration or additions to the Premises nor sublet your space, without our prior written consent

     4. To be solely responsible to insure any goods which you may have on display in the Premises both while they are physically located on the Premises and while they are in transit to and from the Premises.

     5. To indemnify us from any claims, demands and actions arising in connection with your use of the Premises, or the use by any person occupying the Premises during the term hereof or by reason of any breach or non-performance of any covenant herein or any law or regulation by you.

     6. If the Premises shall be damaged by fire or other casualty, or taken or condemned, we may, at our option, terminate this Sublease Agreement in which any event any unearned rent paid in advance shall by returned to you and you shall surrender possession of the Premises to us.

     7. (a) Either party may terminate this Sublease Agreement upon thirty days advance written notice. Any rent paid in advance shall be refunded to you.

     (b) So long as you are current in, all payments to us, upon termination, we shall allow you to enter the Premises, within ten days of termination, so that you may pack and remove your goods. Or, at your option and in any event if you do not pack your goods within said ten day period, we shall engage a professional packing company to pack your goods for you, at your expense, and we shall then ship same to you. COD. Under no circumstances shall we be obligated to accept or retain your goods as payment for any sums owed by you to us, either. during the term hereof or subsequent to termination of the Agreement.

  Corporate Office: 3350 Hardee Ave. / Atlanta, Georgia 30341 / (800) 466-8728 12A2 Atlanta Merchandise Mart/240 Peachtree St., N.W./Atlanta,Georgia 30303-1302
                                / (404) 581-0811

     8. You hereby expressly release us from liability for any and all damage which may occur to your goods while they are on display at the Premises. except for any such loss or damage which is the direct result of our gross negligenceGuildmaster is responsible for any damage to the product that occrred during shipment to the showroom or that is the result of natural disaster (in the even that the disaster was caused by us or our employees - for example starting a fire we would be responsible for the deductible portion not covered by your insurance.) For the purposes of this agreement "gross negligence" is herein defined as including but not limited to : loss of goods through breakage, then, sales not reported an/or paid to you. and damage to goods that are in our possession for display.

     9. All notices and demands which may or are required to be given by either of us shall be made in person or in writing and mailed by U.S.P.O., certified, return receipt request as follows: If to Southern Accessories Today, Inc.:

                        Southern Accessories Today, Inc.:
                                 3350 Hardee Ave
                                Atlanta, GA 30341

     If to you:
                                   GuildMaster
                                  PO Box 10725
                             Springfield, MO, 65808

     Notices shall be deemed effectively given on the date of actual receipt.

     10. The Sublease Agreement shall be construed and enforced under Georgia law in all respects. The covenants and agreements contained herein are binding upon and shall inure to the benefit of the patties hereto, their respective successors, legal representative and permitted assigns. This Sublease Agreement represents the full and complete understanding of the parties hereto regarding the subject matter contained herein and supersedes all prior, oral or written, agreements with regard to such subject matter.

     If these terms are acceptable to you, please execute a copy and rerun same to us with your first month's rent check.

     Sincerely,

     SOUTHERN ACCESSORIES TODAY, INC

     By: /s/

     Agreed and accepted this 9 day of June, 1998




     By: /s/            , CFO GuildMaster, Inc.
     --------------------------------------------------
     Date: June 15, 1998

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